Exhibit 99.5

Trammell Crow Company

Summarized Operating Data by Segment

(in thousands)

			(UNAUDITED)
	For the Year		For the Three Months
	Ended December 31,		Ended December 31,
	2002	2001	2002	2001
	(A)	(A)		(A)
Global Services:
Total revenues	$658,328	$677,209	$177,042	$187,490
Operating costs and expenses	648,716	697,224	172,388	213,464
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	9,612	(20,015)	4,654	(25,974)

Minority interest, before income taxes	3,323	3,872	655	2,483
Income from investments in unconsolidated subsidiaries, before income taxes	1,789	1,719	177	427
Income (loss) from continuing operations	14,724	(14,424)	5,486	(23,064)
Discontinued operations, before income taxes	—	—	—	—
Income (loss) before income taxes	14,724	(14,424)	5,486	(23,064)
Depreciation and amortization	16,825	20,669	3,958	5,170
Interest	2,240	5,693	531	1,203
EBITDA (B)	$33,789	$11,938	$9,975	$(16,691)

Development and Investment:
Total revenues	$77,666	$102,442	$30,149	$33,158
Operating costs and expenses	73,947	100,128	24,235	34,081
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	3,719	2,314	5,914	(923)

Minority interest, before income taxes	(402)	(2,330)	659	1,744
Income from investments in unconsolidated subsidiaries, before income taxes	7,160	8,303	496	2,529
Income (loss) from continuing operations	10,477	8,287	7,069	3,350
Discontinued operations, before income taxes	4,843	—	3,532	—
Income (loss) before income taxes	15,320	8,287	10,601	3,350
Depreciation and amortization	1,000	3,306	231	654
Interest	8,003	9,364	1,889	1,883
EBITDA (B)	$24,323	$20,957	$12,721	$5,887

Total:
Total revenues	$735,994	$779,651	$207,191	$220,648
Operating costs and expenses	722,663	797,352	196,623	247,545
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	13,331	(17,701)	10,568	(26,897)

Minority interest, before income taxes	2,921	1,542	1,314	4,227
Income from investments in unconsolidated subsidiaries, before income taxes	8,949	10,022	673	2,956
Income (loss) from continuing operations	25,201	(6,137)	12,555	(19,714)
Discontinued operations, before income taxes	4,843	—	3,532	—
Income (loss) before income taxes	30,044	(6,137)	16,087	(19,714)
Depreciation and amortization	17,825	23,975	4,189	5,824
Interest	10,243	15,057	2,420	3,086
EBITDA (B)	$58,112	$32,895	$22,696	$(10,804)

(A) Global Services segment information for 2002 and 2001 includes the Company’s e-commerce operations that were previously reported as a separate segment. Also, in the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on income (loss) before income taxes. The reclassifications did reduce Global Services segment EBITDA for the year ended December 31, 2001, and the three months ended December 31, 2001, by $3,855 and $1,295, respectively.

(B) EBITDA represents earnings before interest, income taxes and depreciation and amortization. Management believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.